Consulting Agreement


         This Agreement is made effective as of October 1, 2000, by and between View Systems, Inc., of Denver CO, and John Clayton, Salt Lake, Utah.

         In this Agreement, the party who is contracting to receive services shall be referred to as "View", and the party who will be providing the services shall be referred to as "Clayton". Clayton has a background in investor relations, direct marketing, publishing, public relations and advertising with expertise in the dissemination of information about publicly traded companies.

View desires to have services provided by Clayton.

Therefore, the parties agree as follows:

         1. DESCRIPTION OF SERVICES. Clayton has been performing and shall perform the following services for View: corporate development and business consulting.

         2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Clayton shall be determined by Clayton. View will rely on Clayton to work as many hours as may be reasonably necessary to fulfill Clayton's obligations under this Agreement. Claytonr will report to Gunther Than during this engagement.

         3. PAYMENT. View grants Clayton warrants to 500,000 purchase shares of common stock in View at an exercise price of $.50 per share. These warrants may be exercised at any time from the date of this agreement to 2 years thereafter. View agrees to register for resale, at its expense, the shares issuable upon exercise of the warrants in its next primary and/or secondary registration of securities pursuant to the Securities Act of 1933, as amended. This registration obligation includes View's obligation to (i) use its best efforts to register or qualify the shares acquired upon exercise of the warrants for offer or sale under state securities or blue sky laws of such jurisdictions as Clayton shall reasonably request and do any and all other acts and things which may be necessary or advisable to enable Clayton to consummate the proposed sale, transfer or other disposition of such securities in any jurisdiction; and (ii) furnish to Clayton any prospectus included in any such registration statement, and all amendments and supplements to such documents, in each case as soon as available and in such quantities as Clayton may from time to time reasonably request.

         4. NEW PROJECT APPROVAL. Clayton and View recognize that Clayton's Services will include working on various projects for View. Clayton shall obtain the approval of View prior to the commencement of a new project.

         5. TERM/TERMINATION. This Agreement may be terminated by either party upon 30 days notice to the other party.


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         6.  RELATIONSHIP  OF PARTIES.  It is  understood  by the  parties  that
Clayton is an independent contractor with respect to View, and not an employee of View. View will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Clayton.

         7. DISCLOSURE. Clayton is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of View. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

            - a product or product line of View
            - a manufacturing process of View
            - a customer or potential customer of View
            - a product or system design of View
            - a distributor, reseller or OEM of View

         8. INDEMNIFICATION. Clayton agrees to indemnify and hold View harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against View that result from the acts or omissions of Clayton, Clayton's employees, if any, and Clayton's agents.

         9. ASSIGNMENT. Clayton's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of View.

         10. NONSOLICITATION. During the term of this Agreement, and for 12 months thereafter, Clayton shall not solicit or hire View's employees to work for it, nor shall he solicit View's customers to sell products substantially similar to View's products. During the term of this Agreement, and for 12 months thereafter, Clayton shall not compete, directly or indirectly with View, in producing, selling and distributing products that are substantially similar to View's products.

         11. CONFIDENTIALITY. View recognizes that Clayton has and will have the following information:

             - inventions
             - products
             - prices
             - costs
             - discounts
             - future plans
             - business affairs
             - trade secrets
             - technical information
             - customer lists
             - product design information
             - copyrights and  other  proprietary  information  (collectively,
               "Information")  which  are valuable,
special and unique assets of View and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Clayton agrees that he will not at any time or in any manner, either directly or indirectly, use any Information for Clayton's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of View. Clayton will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

         12. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Clayton has disclosed (or has threatened to disclose) Information in violation of this Agreement, View shall be entitled to an injunction to restrain Clayton from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. View shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

         13. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

         14. RETURN OF RECORDS. Upon termination of this Agreement, Clayton shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Clayton's possession or under Clayton's control and that are View's property or relate to View's business.

         15. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for View:
View Systems, Inc.
Gunther Than, President
9693 Gerwig Lane, Suite O
Columbia, Maryland 21046

IF for Clayton:

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

         16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

         17. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

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         18.  SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

         19. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

         20. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Maryland.


Party receiving services:
View Systems, Inc.



By: _____________________________________
    Gunther Than
    President



Party providing services:



_________________________________________
John Clayton